UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

AIRTRAX, INC.

(Exact name of Registrant as specified in its charter)

                New Jersey

22-3506376

(State or other jurisdiction of

        (I.R.S. Employer

incorporation or organization)

       Identification No.)

870B Central Avenue, Hammonton, New Jersey                      08037

(Address of Principal Executive Offices including zip code)

2002 Consulting Services Plan

(Full title of the plan)

Peter Amico

870B Central Avenue

Hammonton, New Jersey 08037

(Name and address of agent for service)

(609) 567-7800

(Telephone number, including area code, of agent for service)

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

Common stock, no par value	60,000 shares	$1.23(1)	$73,800	$6.76

(1) Computed pursuant to Rule 457(c) of the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee and not as a representation as to any actual proposed price. The offering price per share, maximum aggregate offering price and registration fee is based upon the average of the high and the low price on the NASDAQ OTC Bulletin Board for the common stock on February 20, 2003.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Pursuant to Rule 428(b)(1), the information required by Part 1 is included in documents to be sent or given to the relevant officers, directors, employees, consultants, or advisors of Airtrax, Inc., a New Jersey corporation ("Registrant").

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents are incorporated by reference into this Registration Statement and made a part hereof:

(A)

Registrant’s Form 10-KSB for the period ended December 31, 2001 as amended.

(B)

Registrant's latest quarterly reports on Form 10-QSB for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002, respectively.

(C)

Registrant’s Current Report on Form 8-K filed August 6, 2002 which describes the consulting agreement under which the common shares herein are registered.

(D)

Registrant’s current report on Form 8-K filed November 12, 2002.

(E)

All other reports which may be filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

(F)

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not Applicable.

Item 5.  Interests of  Named Experts and Counsel.

Not Applicable.

Item 6.  Indemnification of Directors and Officers.

Under the New Jersey Business Corporations Act (“NJBCA”), any corporation in the State of New Jersey has the power to indmenify a corporate agent, including an officer and director, against his expesnbes and liabilities in connection with any proceeding involving the corporate agent if; (a) such corporate agent acted in good faith and in manner reasonably belived to be in the best interests of the corporation, and (b) with repect to any criminal proceeding, such corporate agent had no reasonable cause to believe his conduct was unlawful. The termination of any proceeding by judgement, order, settlement, conviction or plea of nolo contendre or its equivalent, shall not itself create a presumtpion that such corporate agent did not meet the applicable standards of conduct.

The Company’s By-Laws indemnifies any person who was, is, or is threatened to be made a party to a proceeding (as defined below) by reason of the fact that he or she (i) is or was a director or officer of the Corporation or (ii) while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, venturer, member, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, partnership, joint venture, limited liability company, sole proprietorship, trust, employee benefit plan or other enterprise, to the fullest extent permitted under the NJBCA, as the same exists or may hereafter be amended.  Such right shall be a contract right and as such shall run to the benefit of any director or officer who is elected and accepts the position of director or officer of the Corporation or elects to continue to serve as a director or officer of the Corporation while the provision is in effect.  Any repeal or amendment of this provision shall be prospective only and shall not limit the rights of any such director or officer or the obligations of the Corporation in respect of any claim arising from or related to the services of such director or officer in any of the foregoing capacities prior to any such repeal or amendment to the provision. Such right shall include the right to be paid by the Corporation expenses (including attorneys' fees) incurred in defending any such proceeding in advance of its final disposition to the maximum extent permitted under the NJBCA, as the same exists or may hereafter be amended.  If a claim for indemnification or advancement of expenses hereunder is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and if successful in whole or in part, the claimant shall also be entitled to be paid the expenses of prosecuting such claim.  It shall be a defense to any such action that such indemnification or advancement of costs of defense are not permitted under the NJBCA, but the burden of proving such defense shall be on the Corporation.  Neither the failure of the Corporation (including its Board of Directors or any committee thereof, independent legal counsel, or stockholders) to have made its determination prior to the commencement of such action that indemnification of, or advancement of costs of defense to, the claimant is permissible in the circumstances nor an actual determination by the Corporation (including its Board of Directors or any committee thereof, independent legal counsel, or stockholders) that such indemnification or advancement is not permissible shall be a defense to the action or create a presumption that such indemnification or advancement is not permissible.  In the event of the death of any person having a right of indemnification, such right shall inure to the benefit of his or her heirs, executors, administrators, and personal representatives.  The rights conferred shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, bylaw, resolution of stockholders or directors, agreement, or otherwise.  The Corporation may additionally indemnify any employee or agent of the Corporation to the fullest extent permitted by law.  As used herein, the term "proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit, or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding.

The Company’s Bylaws also permit the Company to purchase and maintain insurance on behalf of any Director, Officer, Agent or employee whether or not the Company would have the power to indemnify such person against the liability insured against.

Item 7.  Exemption from Registration Claimed

Not Applicable

Item 8.  Exhibits.

INDEX TO EXHIBITS

Regulation S-B Exhibit Number	Description
(5)	Opinion of Counsel (Included in Exhibit 23(a))
(23) (a)	Consent of Counsel
(23) (b)	Consent of Certifed Public Accountant

Item 9.  Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which it offers or sells securities, a post effective amendment to this Registration Statement to:

(A)   Include any prospectus required by section 10(a)(3) of the Securities Act;

(B) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than twenty percent (20%) change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(C) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(4) For determining any liability under the Securities Act, treat each post effective amendment as a new registration statement for the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(5)  Insofar as indemnification for liabilities arising under the Securities Act of1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a Court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hammonton, State of New Jersey on February 7, 2003.

AIRTRAX, INC.

/s/ Peter Amico

Peter Amico

President and Chairman

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Dated: February 7, 2003

/s/ Peter Amico

Peter Amico President

and Chairman

Dated: February 7, 2003

/s/ D. Barney Harris

D. Barney Harris

Director

Dated: February 7, 2003

/s/ John Watt

John Watt

Director

Dated: February 7, 2003

/s/ William Hungerville

William Hungerville

Director

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EXHIBIT 5 and 23 (a)

DANIEL H. LUCIANO

------------

ATTORNEY AT LAW

242 A WEST VALLEY BROOK ROAD

CALIFON, NEW JERSEY 07830

TELEPHONE

908-832-5546

MEMBER TEXAS AND

FACSIMILE

908-832-9601

NEW JERSEY BARS

EFAX

847-556-1456

EMAIL

dhlu@earthlink.net

February 7, 2003

U.S. Securities and Exchange Commission

Judiciary Plaza

450 Fifth Street, N.W.

Washington, D.C.  20549

Re:

Airtrax, Inc.

Form S-8 Registration Statement

Exhibit Numbers 5 and 24(a)

      The undersigned has acted as counsel to Airtrax, Inc. (the "Company") in connection with the preparation of the Registration Statement on Form S-8 ("Registration Statement") to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the offer and sale of up to 60,000 shares of common stock, no par value ("Common Stock"), by the selling shareholders. This opinion is furnished pursuant to the requirement of Item 601(b)(5) of Regulation S-K.

      In rendering this opinion, we have examined the Company's Articles of Incorporation and Bylaws; the corporate resolutions and a copy of the consulting agreements relating to this Form S-8. We have assumed and relied, as to questions of fact and mixed questions of law and fact, on the truth, completeness, authenticity and due authorization of all documents and records examined and the genuineness of all signatures.

We have not made any independent investigation in rendering this opinion other than the document examination described. Our opinion is therefore qualified in all respects by the scope of that document examination. We make no representation as to the sufficiency of our investigation for your purposes. This opinion is limited to the laws of the State of New Jersey.

         Based upon and subject to the foregoing, we are of the opinion that the shares of Common Stock of the Company which are being offered by the Company pursuant to the Registration Statement, when sold in the manner and for the consideration contemplated by the Registration Statement, will be legally issued, fully paid and non-assessable.

         This opinion is given as of the date hereof. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

         This opinion is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein.

The undersigned consents to be named in the captioned Form S-8 Registration Statement and further consents to the use of this opinion and consent in the captioned Form S-8 Registration Statement.

                                                                                    /s/ Daniel H. Luciano

Daniel H. Luciano

Attorney at Law

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EXHIBIT 23 (b)

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

ROBERT G. JEFFREY

CERTIFIED PUBLIC ACCOUNTANT

61 BERDAN AVENUE

WAYNE, NEW JERSEY 07470

LICENSED TO PRACTICE

          TEL:  973-628-0022

    IN NEW YORK AND NEW JERSEY

          FAX:  973-696-9002

MEMBER OF AICPA

          E-MAIL: rgjcpa@erols.com

PRIVATE COMPANIES PRACTICE SECTION

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

As an independent Certified Public Accountant, I hereby consent to the incorporation by reference in this Form S-8 Registration Statement of my Audit Report of AirTrax, Inc. dated March 27, 2002 included in the Form 10-KSB for the period ended December 31, 2001, and to all references to my Firm included in this registration statement.

/s/ Robert G. Jeffrey

Robert G. Jeffrey

Wayne, New Jersey 07470

February 7, 2003

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